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                                                                    EXHIBIT 99.1



                           FORWARD LOOKING STATEMENTS

     Certain information included in this document may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this document, are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "project," "believe" and similar expressions are intended to identify forward-looking statements.

     These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading "Risk Factors."

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                              RECENT DEVELOPMENTS

RECENT CRUDE OIL SUPPLY DISRUPTION

     Our ultimate parent is PDVSA, the national oil company of the Bolivarian Republic of Venezuela and our largest supplier of crude oil. We have long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements for our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. See "-- CITGO Petroleum Corporation -- Crude Oil Supply Agreements" and "Related Party Transactions."

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. A large portion of PDVSA's employees abandoned their jobs during the month of December. PDVSA has informed us that these actions led to an employee termination process and an organizational restructuring of PDVSA, which are expected to produce longer-term savings at PDVSA. PDVSA also informed us that its production of crude oil and natural gas, as well as the export of crude oil and refined petroleum products, were severely affected by these events in December, but that since then the production and export of crude oil has been progressively increasing. While operations have been hampered by work stoppage, some members of PDVSA management have continued to work and PDVSA has restored a portion of its output. PDVSA has reported that some employees are returning to work and some qualified replacements are being found.

     We continue to be able to locate and purchase adequate crude oil, albeit at higher prices than under the contracts with PDVSA, to maintain normal operations at our refineries and to meet our refined products commitments to our customers. In December 2002, we received approximately 61 percent of the crude oil volumes that we received from PDVSA in December 2001. In January 2003, we received

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approximately 94 percent of the crude oil volumes that we received from PDVSA in
January 2002. In February 2003, we expect to receive deliveries of approximately 80 percent of the crude oil volumes that we received from PDVSA in February
2002. For the three year period ended December 31, 2002, we purchased approximately 52 percent of our total crude oil requirements from PDVSA. The reduction in supply from PDVSA and the purchase of crude oil from alternative sources has had the effect of increasing our crude oil cost and decreasing our gross margin and profit margin from what they would have been had the crude oil been purchased under our long-term crude oil supply contracts with PDVSA.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in our Venezuelan crude oil supply from PDVSA. That disruption affected a portion of the crude oil supplies that we receive from PDVSA, requiring us to replace those supplies from other sources at higher prices and on payment terms generally less favorable than the terms under our supply agreements with PDVSA. We received approximately 43% and 91% of our contracted crude oil volumes from PDVSA during December and January, respectively. We expect to receive approximately 80% of our contracted crude oil volumes from PDVSA during February. During this supply disruption, we have been successful in covering any shortfall with spot market purchases, but those purchases generally require payment 15 days sooner than would be the case for comparable deliveries under our supply agreements with PDVSA. This shortening of our payment cycle has increased our cash needs and reduced our liquidity. Also, a number of trade creditors have sought to tighten credit payment terms on purchases that we make from them. That tightening would further increase our cash needs and further reduce our liquidity.

     In addition, all three major rating agencies lowered our credit ratings based upon, among other things, concerns regarding the supply disruption. One of the downgrades caused a termination event under our existing accounts receivables sale facility, which ultimately led to the repurchase of $125 million in accounts receivables and cancellation of the facility on January 31, 2003. That facility had a maximum size of $225 million, of which $125 million was used at the time of cancellation. In the ordinary course of business we maintain uncommitted short-term lines of credit with several commercial banks. Effective following the debt ratings downgrade, these uncommitted lines of credit are not currently available. Our committed revolving credit facilities remain available.

     Letter of credit providers for $76 million of our outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately $75 million of tax-exempt bond issues that were issued previously for our benefit. We are arranging for the repurchase of these tax-exempt bonds. We expect that we will seek to reissue these tax-exempt bonds with replacement letters of credit in support if we are able to obtain such letters of credit from other financial institutions or, alternatively, we will seek to replace these tax-exempt bonds with new tax-exempt bonds that will not require letter of credit support. We have an additional $231 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during 2003. We have not received notice from the issuers of these additional letters of credit indicating an intention not to renew. However, we cannot assure you that any of our letters of credit will be renewed, that we will be successful in obtaining replacements if they are not renewed, that any replacement letters of credit will be on terms as advantageous as those we currently hold or that we will be able to arrange for replacement tax-exempt bonds that will not require letter of credit support.

     In August 2002, three of our affiliates entered into agreements to advance excess cash to us from time to time under demand notes. These notes provide for maximum amounts of $10 million from PDV Texas, Inc., $30 million from PDV America and $10 million from PDV Holding. If a demand were to be made under these notes, it would further tighten our liquidity. At December 31, 2002, the outstanding amounts under these notes were $5 million, $30 million and $4 million, respectively.

     Operating cash flow represents a primary source for meeting our liquidity requirements; however, the termination of our accounts receivable sale facility, the possibility of additional tightened payment terms

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and the possible need to replace non-renewing letters of credit has prompted us to undertake arrangements to supplement and improve our liquidity. To date, we have undertaken the following:

     - We have reduced our planned discretionary capital expenditures in 2003 by approximately $200 million.

     - Effective February 20, 2003, we entered into a commitment letter, which is subject to customary terms and conditions, with an affiliate of Credit Suisse First Boston LLC for a $200 million three-year term loan. The loan will bear interest at a floating rate plus a spread and will be secured by our equity interests in Colonial Pipeline Company and Explorer Pipeline Company.

     - On February 6, 2003, we signed a commitment letter with a financial institution pursuant to which, subject to customary terms and conditions, the financial institution has agreed to provide us with a new non-recourse facility to sell trade accounts receivable to independent third parties. The amount funded under this facility will be limited to a maximum of $200 million outstanding at any one time.

     In addition, we are working on a transaction that, if consummated, could provide us with up to $100 million from the transfer of title to a third party of certain of our refined products at the time those products are delivered into the custody of interstate pipelines. We would expect the terms of any such agreement to include an option to acquire like volumes of refined products from the third party at prevailing prices at predetermined transfer points. See "Risk Factors -- We May Not Be Able to Access New Sources of Liquidity."

OUR BOARD OF DIRECTORS

     On January 22, 2003, at the direction of PDVSA, our immediate shareholder replaced four of our seven board members. One of the four new directors had previously served on our board. All of our newly appointed directors are employees of PDVSA. See "Management -- Our Board of Directors." Our new board of directors has met and conducted routine business for us, including the approval of the Operating and Capital Budgets for 2003.

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               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected financial data for the years ended and as of December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements, including the notes thereto. The data for the years ended and as of December 31, 2000 and 2001, have been restated to give retroactive effect to the contribution by PDV America of the VPHI common stock to us. The primary asset of VPHI is the Lemont refinery. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto.

                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 2000        2001        2002
                                                               ---------   ---------   ---------
                                                                 (AS RESTATED)(1)
                                                               ---------------------
                                                                (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Net sales and sales to affiliates.........................   $22,157.2   $19,601.2   $19,358.3
  Equity in earnings of affiliates..........................        58.7       108.9       101.3
  Other income (including insurance recoveries).............       (26.0)       (5.2)      386.9
  Cost of sales and operating expenses......................    21,370.3    18,734.7    19,211.3
  Selling, general and administrative expenses..............       226.6       292.1       284.9
  Interest expense..........................................        85.6        69.2        67.4
  Capital lease interest charge.............................        11.0         9.1         7.0
  Minority interest.........................................         1.8         2.0          --
  Income taxes..............................................       182.6       206.2        95.9
  Cumulative effect of accounting change....................          --        13.6          --
                                                               ---------   ---------   ---------
  Net income................................................   $   312.0   $   405.2   $   180.0
                                                               ---------   ---------   ---------
CASH FLOW DATA:
  Operating activities......................................   $   803.3   $   584.5   $   818.3
  Investing activities......................................      (153.7)     (292.8)     (788.9)
  Financing activities......................................      (727.6)     (206.3)     (100.7)
                                                               ---------   ---------   ---------
  Increase (decrease) during the period.....................   $   (78.0)  $    85.4   $   (71.3)
                                                               ---------   ---------   ---------
SELECTED OPERATING DATA:(2)
  Refining capacity (000's of barrels per day)..............         644         644         644
  Crude oil throughput (000's of barrels per day)...........         620         569         543
  Total throughput (000's of barrels per day)...............         750         698         654

  Per barrel of throughput (dollars per barrel):
    Gross margin............................................         N/A   $    6.02   $    4.09
    Cash operating expense..................................   $    2.44        2.71   $    2.95

  Utilization (%)...........................................          96%         88%         84%

  Wholesale fuel sales (millions of gallons)................         N/A      13,500      13,758
  Wholesale margin (cents per gallon).......................         N/A         2.2c        1.1c
  Marketing expenses........................................         N/A   $    94.3   $   112.5

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
                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 2000       2001       2002
                                                               --------   --------   --------
                                                                (AS RESTATED)(1)
                                                               -------------------
                                                               (IN MILLIONS, EXCEPT AS NOTED)
BALANCE SHEET DATA (AT PERIOD END):
  Current assets............................................   $2,597.8   $2,287.0   $2,187.5
  Current liabilities.......................................    2,147.0    1,530.8    1,999.1
                                                               --------   --------   --------
  Working capital...........................................   $  450.8   $  756.2   $  188.4
  Net property, plant and equipment.........................    3,287.2    3,292.5    3,750.2
  Total assets..............................................    6,805.7    6,509.1    6,986.9
  Total debt................................................    1,198.6    1,478.9    1,347.5
  Total shareholder's equity................................    2,476.2    2,401.3    2,559.2
OTHER FINANCIAL DATA:
  Capital expenditures(3)...................................   $  122.0   $  253.5   $  711.8
  Depreciation and amortization.............................      290.5      288.9      298.7
  EBITDA(4).................................................      881.7      978.6      649.0
  Ratio of total debt to EBITDA(4)..........................        1.4x       1.5x       2.1x
  Ratio of EBITDA to interest expense(4)....................        9.1x      12.5x       8.7x
  Total debt to book capitalization.........................       32.6%      38.1%      34.5%
  Ratio of earnings to fixed charges(5).....................       5.62x      7.08x      3.66x

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N/A: Information not available.

(1) Amounts shown for the years ended December 31, 2000 and 2001 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which indirectly owns our Lemont, Illinois refinery, as if it took place on January 1, 2000. The combination actually occurred on January 1, 2002.

(2)  Refining data for Lake Charles, Corpus Christi and Lemont refineries.

(3) 2002 capital expenditures include $220 million in spending to rebuild the crude unit at our Lemont refinery due to a fire in 2001.

(4) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

     EBITDA for the year ended December 31, 2002 includes the effect of $314 million of business interruption insurance recoveries and $78 million of property damage insurance recoveries that exceeded the net book value of property destroyed and related expenses. These insurance recoveries were related to a fire occurring at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May of 2002 for cleanup and rebuild.

(5) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

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